Exhibit 5.1

STIBBE DRAFT 3 MAY 2021

hear.com N.V. Amsterdamsestraatweg 421 3551 CL Utrecht The Netherlands Subject to review of underlying documents and subject to internal review	Stibbe N.V. Advocaten en notarissen Beethovenplein 10 P.O. Box 75640 1070 AP Amsterdam The Netherlands T +31 20 546 0 606 F +31 20 546 0 123 www.stibbe.com Date [•] May 2021
hear.com N.V. – Form F-1 Registration Statement – Exhibit 5.1 opinion

Ladies and Gentlemen,

(1)	We have acted as counsel with respect to matters of the laws of the Netherlands to hear.com N.V. (the "Issuer") in connection with the registration statement on Form F-1 under the Securities Act of 1933 of the United States (the "Securities Act") dated [●] May 2021 (the "Registration Statement") in connection with the public offering (the "Offering") (i) by the Issuer of [●] newly issued ordinary shares with a nominal value of €0.01 each in its capital (the "Firm Shares") and (ii) by Auris Luxembourg III S.à r.l. (the "Selling Shareholder") of [●] ordinary shares with a nominal value of €0.01 each in the capital of the Issuer (the "Sale Shares" and together with the Firm Shares, the "Offer Shares") in connection with the offering described in the Registration Statement.

This opinion is furnished to the Issuer in order to be filed by the Issuer as an exhibit to the Registration Statement with the United States Securities and Exchange Commission (the "Commission").

(2)	For the purpose of this opinion, we have examined and exclusively relied upon photocopies or copies received by fax or by electronic means, or originals if so expressly stated, of the following documents:

(a)	the Registration Statement;

(b)	the form of underwriting agreement among (1) the Issuer, (2) the Selling Shareholder and (3) Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC (as representatives of the several underwriters named therein) (the "Underwriting Agreement");

(c)	the deed of incorporation of the Issuer dated 10 December 2020 and its articles of association (statuten) as amended on [●] 2021, which according to the Extract referred to below are the articles of association of the Issuer as currently in force;

Stibbe N.V. is registered with the Dutch Chamber of Commerce under number 34198700. Any services performed are carried out under an agreement for services (‘overeenkomst van opdracht’) with Stibbe N.V., which is governed exclusively by Dutch law. The general conditions of Stibbe N.V., which include a limitation of liability, apply and are available on www.stibbe.com/generalconditions or upon request.

(d)	a deed of amendment of the articles of association of the Issuer dated [●] 2021 pursuant to which the authorised share capital of the Issuer was split into ordinary shares with a nominal amount of €0.01 each;

(e)	a deed of issuance of shares dated [●] 2021 pursuant to which the Issuer issued [●] ordinary shares with a nominal value of €0.01 each in its capital, at par, to the Selling Shareholder (the "Deed of Issuance I");

(f)	a private deed of issuance of shares dated [●] 2021 pursuant to which the Issuer issued the Firm Shares to Cede & Co (the "Deed of Issuance II");

(g)	a private deed of transfer dated [●] 2021 pursuant to which the Selling Shareholder transferred the Sale Shares to Cede & Co (the "Deed of Transfer");

(h)	a copy of the minutes of a meeting of the board of directors of the Issuer (the "Board") held on 4 February 2021, approving, inter alia, the contents of the then current draft Registration Statement and the first confidential submission thereof with the Commission on or around 8 February 2021;

(i)	a copy of the minutes of a meeting of the board of directors of the Issuer (the "Board") held on 29 March 2021 reflecting resolutions authorising, inter alia, the Offering, the appointment of a pricing committee of the Board in connection with the Offering (the "Pricing Committee");

(j)	written resolutions of the general meeting of shareholders of the Issuer adopted on [●] 2021 approving, inter alia, the Offering;

(k)	written resolutions of the general meeting of shareholders of the Issuer adopted on [●] 2021 reflecting resolutions, inter alia, authorising the Board to issue the Firm Shares;

(l)	a copy of the minutes of a meeting of the Board held on 3 May 2021 reflecting resolutions authorising, inter alia, the issuance and offering of the Firm Shares at such offer price and in such number as determined by the Pricing Committee;

(m)	written resolutions of the Pricing Committee dated [●] May 2021 determining, inter alia, the number of Firm Shares to be issued in connection with the Offering and the offer price per Offer Share;

(n)	the board rules of the Issuer adopted by the Board on [●] May 2021; and

(o)	an extract from the Trade Register of the Chamber of Commerce (Kamer van Koophandel, afdeling Handelsregister) relating to the Issuer dated the date hereof (the "Extract").

(3)	The resolutions referred to in paragraphs (2)(h) – (m) (inclusive) are hereinafter collectively also referred to as the "Resolutions".

References to the Civil Code, the Bankruptcy Act and any other Codes or Acts are references to the Burgerlijk Wetboek, the Faillissementswet and such other Codes or Acts of the Netherlands, as amended. In this opinion, "the Netherlands" refers to the European part of the Kingdom of the Netherlands and "EU" refers to the European Union.

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(4)	In rendering this opinion we have assumed:

(a)	the genuineness of all signatures on, and the authenticity and completeness of, all documents submitted to us as copies of drafts, originals or execution copies and the exact conformity to the originals of all documents submitted to us as photocopies or copies transmitted by facsimile or by electronic means;

(b)	that any and all authorisations and consents of, or other filings with or notifications to, any public authority or other relevant body or person in or of any jurisdiction which may be required (other than under the laws of the Netherlands) in respect of the Registration or the Offering have been or will be duly obtained or made, as the case may be;

(c)	that the information set forth in the Extract is, and will be, complete and accurate on the date hereof and on the date of the Offering and consistent with the information contained in the files kept by the Trade Register with respect to the Issuer, except that the [●] have not been reflected in the Extract; and

(d)	that the Resolutions have not been annulled, revoked or rescinded and are in full force and effect as at the date hereof.

(5)	We have not investigated the laws of any jurisdiction other than the Netherlands. This opinion is limited to matters of the laws of the Netherlands as they presently stand. We do not express any opinion with respect to (i) any public international law or the rules of or promulgated under any treaty or by any treaty organisation, other than any provisions of EU law having direct effect; (ii) matters of competition law; and (iii) matters of taxation.

(6)	Based upon and subject to the foregoing and to the further qualifications, limitations and exceptions set forth herein, and subject to any factual matters not disclosed to us and inconsistent with the information revealed by the documents reviewed by us in the course of our examination referred to above, we are as at the date hereof of the following opinion:

(a)	the Issuer has been duly incorporated under the laws of the Netherlands as a public limited company (naamloze vennootschap); and

(b)	the issuance of the Offer Shares has been duly authorised and, subject to receipt of payment in full for the Sale Shares in accordance with the Deed of Issuance I and for the Firm Shares in accordance with the Underwriting Agreement and the Deed of Issuance II, the Offer Shares will be validly issued, fully paid up (volgestort) and non-assessable.

(7)	This opinion is subject to the following qualifications:

(a)	we express no opinion as to the accuracy of any representations given by the Issuer or any other party (express or implied) under or by virtue of the Registration Statement;

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(b)	the opinions expressed above are limited and may be affected by any applicable bankruptcy (faillissement), suspension of payments (surseance van betaling), insolvency, out of court restructuring plan (onderhands akkoord) procedure, moratorium, reorganisation, liquidation, fraudulent conveyance, or similar rules and laws affecting the enforceability of rights of creditors generally (including rights of set-off) in any relevant jurisdiction including but not limited to section 3:45 of the Civil Code and section 42 of the Bankruptcy Act concerning fraudulent conveyance, the Temporary Covid 19 Social Affairs and Employment and Justice and Security Act (Tijdelijke Wet COVID 19 SZW en JenV) as well as by any sanctions or measures under the Sanctions Act 1977 (Sanctiewet 1977) or by EU or other international sanctions; and

(c)	the term "non-assessable" as used in this opinion is not a recognised legal term under Dutch law; in this opinion, the term "non-assessable" means that the issuer of a share does not have a statutory right to require the holder of such share to pay to the issuer any amount on such share (by reason only of being a holder of such share) in addition to the amount required to be paid for such share to be fully paid-up (volgestort), without prejudice – for the avoidance of doubt – to claims based on contract or tort.

(8)	In this opinion, Dutch legal concepts are expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This opinion is given by Stibbe N.V. and each person accepting this opinion agrees that (i) any issues of interpretation or liability arising hereunder will be governed by the laws of the Netherlands and will be brought exclusively before a court of the Netherlands; and (ii) such liability, if any, shall be limited to Stibbe N.V. only, to the exclusion of any of its directors, partners, employees, shareholders and advisors or its or their affiliates and to the aggregate of the amount paid under Stibbe N.V.'s professional insurance in the particular instance and any applicable deductible payable by Stibbe N.V.

(9)	We assume no obligation to update this opinion or to inform any person of any changes of law or other matters coming to our knowledge occurring after the date hereof which may affect this opinion in any respect. This opinion is given for the purposes of the Registration Statement only and may not be disclosed or quoted to any person other than as an exhibit to (and together with) the Registration Statement.

(10)	We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the reference to our firm under the caption "Legal Matters" in the prospectus forming a part thereof and to the incorporation by reference of this opinion and consent as exhibits to any registration statement filed in accordance with Rule 424(b) under the Securities Act. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Yours faithfully,

Stibbe N.V.

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